Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Partners Reports Second Quarter 2023 Financial Results

Results for the Second Quarter of 2023
•Net income of $9.3 million, or $0.39 per common unit
•Adjusted EBITDA of $12.7 million and distributable cash flow of $10.7 million
•Quarterly cash distribution of $0.455 per unit
•Distribution coverage ratio of 0.99x; LTM distribution coverage ratio of 1.01x
•Leverage ratio, net of cash; 0.82x Adjusted EBITDA

OMAHA, Neb., August 4, 2023 (BUSINESS WIRE) - Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2023. Net income attributable to the partnership was $9.3 million, or $0.39 per common unit, for the second quarter of 2023, compared with net income of $10.5 million, or $0.44 per common unit, for the same period in 2022.

The partnership also reported adjusted EBITDA of $12.7 million and distributable cash flow of $10.7 million for the second quarter of 2023, compared with adjusted EBITDA of $12.9 million and distributable cash flow of $11.3 million for the same period in 2022. Distribution coverage was 0.99x for the three months ended June 30, 2023.

Second Quarter Highlights and Recent Developments
•On July 20, 2023, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.455 per unit, or approximately $10.8 million, for the second quarter of 2023. The distribution is payable on August 11, 2023, to unitholders of record at the close of business on August 4, 2023.

Results of Operations
Consolidated revenues for the three months ended June 30, 2023 increased by $0.9 million compared with the same period for 2022 primarily due to an increase in transportation service fees charged as a result of upgrading our leased railcar fleet to comply with government regulations and higher railcar volumetric capacity. Operations and maintenance expenses increased by $0.9 million for the three months ended June 30, 2023, compared with the same period for 2022, primarily due to higher railcar lease expense as a result of upgrading our leased railcar fleet. General and administrative expenses increased $0.7 million for the three months ended June 30, 2023 compared with the same period for 2022 primarily due to transaction costs related to the proposal from our parent to acquire all outstanding units of the partnership.

During the second quarter of 2023, Green Plains Inc.’s average production utilization rate was approximately 81.5% of capacity. Ethanol throughput was 196.1 million gallons, which was below the contracted minimum volume commitment. As a result, the Partnership charged Green Plains Trade $1.2 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against excess volumes in future periods. The cumulative balance of minimum volume deficiency credits available to Green Plains Trade as of June 30, 2023 was $1.7 million. If these credits are unused by Green Plains Trade, $0.5 million will expire on March 31, 2024 and $1.2 million will expire on June 30, 2024. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Var.	2023	2022	% Var.
Product volumes (mmg)
Storage and throughput services	196.1	232.5	(15.7)%	404.2	429.7	(5.9)%

Terminal services
Affiliate	30.1	27.7	8.7	56.4	55.0	2.5
Non-affiliate	25.9	23.7	9.3	50.5	45.2	11.7
	56.0	51.4	8.9	106.9	100.2	6.7

Railcar capacity billed (daily avg.)	70.7	74.5	(5.1)	71.7	72.1	(0.6)

Liquidity and Capital Resources
Total liquidity as of June 30, 2023 consisted of $15.6 million in cash and cash equivalents. Total debt outstanding was $57.1 million, net of unamortized debt issuance costs of $0.4 million.

Conference Call Information
On August 4, 2023, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 9 a.m. Eastern time (8 a.m. Central time) to discuss second quarter of 2023 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.210.4215 and 646.960.0269, respectively, and referencing conference ID 5027523. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call will be accessible on Green Plains Partners’ website https://ir.greenplainspartners.com/events-presentations.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales, and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, net of interest received, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.8% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.
Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,550	$20,166
Accounts receivable, including from affiliates	15,200	12,997
Other current assets	1,520	1,410
Total current assets	32,270	34,573
Property and equipment, net	25,984	26,137
Operating lease right-of-use assets	55,189	47,002
Other assets	14,076	13,710
Total assets	$127,519	$121,422

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable, including to affiliates	$4,043	$4,225
Operating lease current liabilities	17,226	14,734
Other current liabilities	7,498	6,710
Total current liabilities	28,767	25,669
Long-term debt	57,101	58,559
Asset retirement obligations	3,534	2,862
Operating lease long-term liabilities	39,583	33,582
Total liabilities	128,985	120,672

Partners' equity (deficit)	(1,466)	750
Total liabilities and partners' equity (deficit)	$127,519	$121,422

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Var.	2023	2022	% Var.
Revenues
Affiliate	$19,460	$18,742	3.8%	$39,116	$36,837	6.2%
Non-affiliate	1,063	912	16.6	2,182	1,917	13.8
Total revenues	20,523	19,654	4.4	41,298	38,754	6.6
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	7,070	6,160	14.8	14,323	11,725	22.2
General and administrative	1,625	925	75.7	2,855	2,110	35.3
Depreciation and amortization	828	823	0.6	1,644	1,721	(4.5)
Total operating expenses	9,523	7,908	20.4	18,822	15,556	21.0
Operating income	11,000	11,746	(6.4)	22,476	23,198	(3.1)
Interest income	238	—	100.0	363	—	100.0
Interest expense	(1,910)	(1,384)	38.0	(3,807)	(2,623)	45.1
Income before income taxes and income from equity method investee	9,328	10,362	(10.0)	19,032	20,575	(7.5)
Income tax expense	(293)	(39)	651.3	(194)	(77)	151.9
Income from equity method investee	311	196	58.7	420	371	13.2
Net income	$9,346	$10,519	(11.2)%	$19,258	$20,869	(7.7)%

Net income attributable to partners' ownership interests
General partner	$188	$210	(10.5)%	$386	$417	(7.4)%
Limited partners - common unitholders	9,158	10,309	(11.2)	18,872	20,452	(7.7)

Earnings per limited partner unit (basic and diluted)
Common units	$0.39	$0.44	(11.4)%	$0.81	$0.88	(8.0)%

Weighted average limited partner units outstanding (basic and diluted)
Common units	23,227	23,208		23,227	23,208

Supplemental Revenues Data
Storage and throughput services	$11,565	$11,570	—%	$23,129	$23,128	—%
Railcar transportation services	6,369	5,119	24.4	12,678	9,771	29.8
Terminal services	2,173	2,036	6.7	4,250	4,120	3.2
Trucking and other	416	929	(55.2)	1,241	1,735	(28.5)
Total revenues	$20,523	$19,654	4.4%	$41,298	$38,754	6.6%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$19,258	$20,869
Noncash operating adjustments
Depreciation and amortization	1,644	1,721
Other	(399)	(53)
Net change in working capital	(1,888)	(1,343)
Net cash provided by operating activities	18,615	21,194

Cash flows from investing activities
Purchases of property and equipment	(129)	(305)
Net cash used in investing activities	(129)	(305)

Cash flows from financing activities
Payments of distributions	(21,586)	(20,976)
Principal payments on long-term debt	(1,500)	(1,031)
Other	(16)	—
Net cash used in financing activities	(23,102)	(22,007)

Net change in cash and cash equivalents	(4,616)	(1,118)
Cash and cash equivalents, beginning of period	20,166	17,645
Cash and cash equivalents, end of period	$15,550	$16,527

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended June 30,				Six Months Ended June 30,					LTM Ended June 30,
		2023		2022		2023		2022		2023

Net income		9,346		10,519		19,258		20,869		39,039
Interest expense, net		1,672		1,384		3,444		2,623		6,745
Income tax expense		293		39		194		77		198
Depreciation and amortization		828		823		1,644		1,721		4,016
Transaction costs		455		—		455		—		455
Unit-based compensation expense		60		60		119		119		240
Proportional share of EBITDA adjustments of equity method investee (1)		45		45		90		90		180
Adjusted EBITDA		12,699		12,870		25,204		25,499		50,873
Interest paid or payable, net of interest received		(1,672)		(1,384)		(3,444)		(2,623)		(6,745)
Income taxes paid or payable		(293)		(39)		(194)		(77)		(198)
Maintenance capital expenditures		(4)		(126)		(84)		(258)		(410)
Distributable cash flow (2)		$10,730		$11,321		$21,482		$22,541		$43,520
Distributions declared (3)		$10,802		$10,666		$21,595		$21,213		$43,190
Coverage ratio	0.99	x	1.06	x	0.99	x	1.06	x	1.01	x

Long-term debt										$57,101
Less: Cash and cash equivalents										15,550
Long-term debt, net of cash and cash equivalents										$41,551
Adjusted EBITDA										$50,873
Leverage ratio									0.82	x
(1) Represents our proportional share of depreciation and amortization of our equity method investee.
(2) Distributable cash flow does not include adjustments for the principal payment on the term loan of $1.5 million for the three and six months ended June 30, 2023. Distributable cash flow does not include adjustments for the principal payments on the term loan of $1.0 million for the six months ended June 30, 2022.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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